INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS AGREEMENT is made effective as of the 21st day of March 2014 (the “Effective Date”) by and between CRACKPOT INC., a Nevada corporation (the “Seller”) and CUBED, INC., a Nevada corporation (the “Buyer”). Seller and Buyer are also individually referred to herein as “Party” and collectively as the “Parties.”

WHEREAS:

A. Seller owns certain Intellectual Property it desires to sell to Buyer.

B. Buyer desires to purchase Seller’s Intellectual Property for use in the furtherance of Buyer's business plan.

C. As a consequence, Seller has agreed to sell its Intellectual Property to Buyer, upon terms and conditions provided herein.

NOW THEREFORE, IN CONSIDERATION of entering into this Agreement, the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1. DEFINITIONS. Wherever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them as follows:

“Agreement” means this Intellectual Property Purchase Agreement, and includes authorized amendments exhibits, and schedules, if any;

“Confidential Information” means all information, in whatever form, that is not generally available to third parties or the public, including without limitation, all research, data, specifications, technical information, devices, concepts, compilations, programs, designs, tooling, plans, drawings, prototypes, models, documents, recordings, instructions, manuals, papers, business practices and strategies, financial information, business plans, know-how including, but not limited to the Know-How, inventions (whether patentable or trademarkable or not), techniques, processes, methods of doing business, software, personnel data, contracts, purchase requirements, forecasts and market strategies, data on equipment sold and serviced, plans, production processes, product specifications and formulas, methods, technical and product bulletins, surveys, research and development programs, sales reports, or other materials, of any nature or embodiment whatsoever written or otherwise, relating to same, as well as the existence of this Agreement and its terms and conditions.

Confidential Information does not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party, or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential;

“Intellectual Property” means:

a. All issued U.S. patents, patent applications and any patents issued therefrom owned or controlled by Seller, including, without limitation, those listed on Schedule 1, together with all rights and other assets relating or pertaining to the inventions disclosed in such patents, including, but not limited to all related know-how, trade secrets, discoveries, concepts, ideas, technologies, whether patentable or not, including processes, methods, formulas and techniques related to the foregoing, any and all written, unpatented technical or scientific information developed or acquired by Seller, including laboratory and clinical notebooks, research data, research memoranda, computer software (including source code), computer records, scientist's notes, consultant reports, research reports from third parties, abandoned patent applications, invention disclosures, patentability reports and searches, patent and literature references, and the like developed or acquired before the date hereof related to such patents (collectively the “Patents”); and

b. All trademarks, trademark registrations, and other trademark rights owned or controlled by Seller, including, without limitation, those listed on Schedule 1 together with all rights and other assets relating or pertaining thereto including the Confidential Information, the Trademarks Rights, the Know-How, and the Trade-Secrets (collectively the “Trademarks”); and

c. All Internet domain name registrations owned or controlled by Seller, including, without limitation, those listed on Schedule 2 (collectively the “Domain Names”); and

d. Any and all copyrights, copyright registrations and copyrightable subject matter owned or controlled by Seller related to the Patents, Trademarks, and/or the Domain Names.

“Know-How” means the information, knowledge, the plans and drawings, and the Trade-Secrets of the Seller relating to the Intellectual Property.

“Reserved Territory Rights” means the right to receive Ten Percent (10%) of the gross revenues received from the Intellectual Property outside of the United States and its Territories.

“Subsidiary” shall mean any entity of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such entity is owned, directly or indirectly by another entity or person.

“Trademarks Rights” means trademarks and trademark applications in any country in respect of an invention owned by the Seller relating to the Trademarks, including provisions, continuations-in-part, continuations, divisions, Improvements, re-issues and extensions of those trademarks and trademark applications, including inventions covered by United States Trademark Application Numbers.

“Trade-Secrets” means written or oral information, including formulae, patterns, compilations, programs, devices, methods, know-how including, but not limited to Know-How, techniques, process or business information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2 ASSIGNMENT AND TERMS OF THE PURCHASE.

2.1 Subject to the terms of this Agreement, the Seller hereby assigns to the Buyer all of its right title and interest in and to the Intellectual Property (the “Purchase”), subject only to its reservation of limited rights as provided herein.

2.2 As consideration for the Purchase and other benefits provided to it hereunder, Buyer shall grant to Seller a total of Two Million, Five Hundred Thirty Seven Thousand, Four Hundred and Fifty Five (2,537,455) restricted shares (the "Restricted Shares") of Buyer’s common stock, to be issued and delivered within 3 business days of the Effective Date. In addition, Buyer agrees to pay to Seller the total sum of Three Hundred and Fifty Thousand Dollars and No Cents ($350,000.00), payable in four (4) equal monthly payments commencing on April 15, 2014.

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2.3 Any improvements or advancements to the Intellectual Property that Seller may discover, develop, make or acquire following the Effective Date of this Agreement must be promptly disclosed and delivered to Buyer and shall be considered to be part of this Purchase and owned by Buyer.

2.4 Seller agrees to execute all necessary documents and provide assistance and indemnification to Buyer subsequent to the Effective Date of this Agreement to enable Buyer to perfect and maintain its right, title and interest in and to the Intellectual Property and any improvements, advancements or modifications to the Intellectual Property, including the preparation, filing, and prosecution of any patentable or trademarkable inventions. Seller further agrees to provide Buyer with any and all assistance that is required in the defense, or affirmative actions, related to the Intellectual Property.

2.5 Buyer agrees to grant back to Seller a limited license to use its logo and Cube design for educational training purposes in its planned educational programs regarding the Cube.

2.6 Notwithstanding any other provision provided herein, Seller shall retain the Reserve Territory Rights which shall be collected, accounted for and paid over (after income is received) by Buyer to Seller on a quarterly basis.

3. RESTRICTIONS ON SHARES. Seller hereby acknowledges (i) that the Restricted Shares have not been registered with the United States Securities and Exchange Commission ("SEC") or by the securities regulator of any state; (ii) that the Restricted Shares are being issued by Buyer pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933; and (iii) that any certificate evidencing the Restricted Shares received by Seller will bear a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER UNLESS IN THE OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER AND THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

4. SELLER REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants that:

a. Seller (i) is duly incorporated, validly existing and in good standing (or its equivalent) under the laws of the State of Nevada; (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted; and (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted.

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b. Seller has all requisite corporate or other applicable power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Seller’s board of directors, and no other action on the part of Seller or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

c. Neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of Seller or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, purchase, franchise, permit, lease, contract, agreement or other instrument (collectively, “ Contract ”) to which Seller or any of its subsidiaries or any of their respective properties may be bound; (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Seller or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Seller or any of its subsidiaries or any of their respective properties or assets;

d. this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation in favor of the Buyer and enforceable against the Seller; and

e. Seller has good and valid title to all the Intellectual Property sold herein, free of all liens except such ordinary and customary imperfections of title, restrictions and encumbrances as do not in the aggregate constitute a material adverse effect on Seller, Buyer or the Intellectual Property.

5. BUYER REPRESENTATIONS AND WARRANTIES. The Buyer represents and warrants that:

a. Buyer (i) is duly incorporated, validly existing and in good standing (or its equivalent) under the laws of the State of Nevada; (ii) has all licenses, permits, authorizations and other consents necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted; (iii) has all requisite corporate or other applicable power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and presently proposed to be conducted; and (iv) is duly qualified or authorized to conduct business and is in good standing (or its equivalent) as a foreign corporation or other entity in all jurisdictions in which the ownership or use of its assets or nature of the business conducted by it makes such qualification or authorization necessary.

b. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Buyer’s Board of Directors and no other action on the part of Buyer or any of its stockholders or subsidiaries is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

c. Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will (i) violate any provision of its certificate of incorporation or by-laws; (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, require the consent of or result in the creation of any encumbrance upon any of the properties of Buyer or any of its subsidiaries under any material note, bond, mortgage, indenture, deed of trust, purchase, franchise, permit, lease, contract, agreement or other instrument (collectively, “ Contract ”) to which Buyer or any of its subsidiaries or any of their respective properties may be bound; (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental entity by or with respect to Buyer or any of its subsidiaries; or (iv) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation applicable to Buyer or any of its subsidiaries or any of their respective properties or assets; and

d. this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation in favor of the Seller and enforceable against the Buyer.

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6. CONFIDENTIAL INFORMATION AND TRADE-SECRETS.

6.1 The Parties agree to keep the Confidential Information and the Trade-Secrets provided to each other under this Agreement confidential and not to disclose to any person or to use it for any purpose, except as may be necessary in the proper discharge of their obligations under this Agreement. Specifically, Seller agrees to keep as confidential all information relating to the Intellectual Property which it has sold to Buyer hereunder as confidential under this section.

6.2 Prior to disclosing any Confidential Information to any person, a Party shall first obtain or cause to be obtained, written confidentiality agreements incorporating all of the terms of Section 9 of this Agreement with necessary changes, from each and every person to whom such Confidential Information is to be disclosed, including without limitation all directors, officers, employees and contractors of Buyer, and all directors, officers and employees of contractors of Buyer to whom any Confidential Information is to be disclosed.  Without limiting the foregoing, the Parties agree to incorporate into all contracts, with all of its employees and contractors, the obligation to keep confidential the Confidential Information and the Trade-Secrets provided by the other Party.

6.3 The Parties agree and understand that if a Party discloses Confidential Information or Trade-Secrets, pursuant to clause 9.1 or 9.2 of this Agreement, the receiving Party shall be responsible for:

a.                   ensuring that the recipient party of this information understands and maintains its confidentiality; and

b.                   keeping a list of all persons to whom this information is disclosed to. Upon request of the disclosing party, the receiving Party shall provide the disclosing party with the list referred to herein and a certification that such list is a complete and accurate list.

6.4 The Confidential Information and the Trade-Secrets may only be disclosed by a receiving party as is required to comply with binding orders of governmental entities or courts of law that have jurisdiction over it, provided that the receiving party:

a.                   gives the disclosing party reasonable written notice to allow the disclosing party to seek a protective order or other appropriate remedy;

b.                   discloses only such information as is required by the governmental entity or the court of law; and

c.                    uses commercially reasonable efforts, at the disclosing party’s cost and expense, to obtain confidential treatment for any of the disclosing party’s Confidential Information and the Trade-Secrets so disclosed.

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6.5 The receiving Party must use the same or greater degree as it uses to protect its own confidential information or trade secrets of a like nature to prevent any unauthorized disclosure or use of the Confidential Information and the Trade-Secrets.

6.6 The Parties’ obligation not to disclose and to prevent the disclosure of the Confidential Information and the Trade-Secrets shall continue in perpetuity after the termination of this Agreement.

6.7 Upon termination of this Agreement, the receiving Party shall return to the disclosing Party all the disclosing Party’s Confidential Information and the Trade-Secrets, in the receiving Party’s possession, custody or control.

7. MISCELLANEOUS PROVISIONS.

7.1 NOTICES. Any notice, consent, certification, or other communication required or authorized under this Agreement to be given by either party to the other party shall be in writing, shall be deemed to be properly given when actually transmitted or delivered, and shall be delivered to the Parties at their respective addresses as set out below or at such other address as may be designated by written notice of the Party:

a)	in the case of the Seller to:

Crackpot Inc.

c/o Stephen White, CEO

353 E. Bonneville Ave., Ste. 125

Las Vegas, NV 89101

And

b)	in the case of the Buyer to:

Cubed, Inc.

c/o Doug Shinsato, CEO

830 S. 4th Street

Las Vegas, NV 89101

7.2 FURTHER ASSURANCES. The Parties shall from time to time, at Buyer’s expense, without imposing any additional liabilities on the Seller, execute and deliver all such other and further deeds, documents, instruments and assurances as may be necessary or required to carry out and to put into effect the purpose and intent of this Agreement.

7.3 SURVIVAL. All obligations of the Seller and the Buyer which expressly or by their nature survive the termination or expiration of this Agreement shall continue in full force and effect.

7.4 AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST. This Agreement shall inure to the benefit of and is binding upon the Parties and their respective affiliates, successors and permitted assigns. Except as expressly stated herein, this Agreement shall not confer any rights or remedies on any third party and nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

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7.5 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements, understandings, negotiations, discussions, and representations, written or oral, between the Parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement.

7.6 MODIFICATIONS MUST BE IN WRITING. This Agreement may not be amended or modified by the Parties in any matter except by written instrument signed on behalf of each of the Parties by their duly authorized officers or representatives.

7.7 NO WAIVER OF RIGHTS. The failure of or delay on the part of any Party hereto to enforce any of its rights under this Agreement shall not be deemed to be a continuing waiver or a modification by such party of any of its rights under this Agreement, and any Party, within the time provided by the applicable law, may commence appropriate legal proceedings to enforce any or all of its rights under this Agreement, and any prior failure to enforce or delay in enforcement shall not constitute a defense.

7.8 COUNTERPARTS. This agreement may be executed in any number of counterparts, and may be delivered by facsimile or electronic mail.  All of these counterparts shall for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatory to the same counterpart.

7.9 ELECTRONIC SIGNATURES. Facsimile or electronic mail transmission of any signed original document, and the retransmission of any signed facsimile or electronic mail transmission, shall be the same as delivery of the original signed document. At the request of any party, a party shall confirm documents with a facsimile transmitted signature by signing an original document.

7.10 HEADINGS CONSTRUCTION AND INTERPRETATION. The article, section and paragraph titles, captions, and headings in this Agreement are for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

7.11 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require. The plural of any defined term shall have a meaning correlative to such defined term. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

7.12 INTERNAL CROSS REFERENCES. When a reference is made in this Agreement to an article, section, paragraph, part, exhibit and schedule, such reference shall be to an article, section, paragraph, part, exhibit and schedule of this Agreement unless clearly indicated to the contrary.

7.13 INTERPRETATION.

a. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

b. The words “hereof,” “hereby,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

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7.14 SEVERABILITY. In the event that any part, section, article, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable (the “ Invalid Provision ”), the entire Agreement shall not fail on account thereof, and the remainder of this Agreement shall continue in full force and effect. The Parties agree to negotiate to replace the Invalid Provision with a valid provision which follows the original intent of the Invalid Provision as closely as possible.

7.15 FEES AND COSTS. The Parties will be responsible for and bear all of their respective costs and expenses (including any attorney’s fees, broker's or finder's fees, and the expenses of its representatives) incurred at any time in connection with pursuing or consummating this Agreement.

7.16 ATTORNEY FEES AND LEGAL COSTS. In the event an arbitration, suit or action is brought by any Party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees and legal costs to be fixed by the arbitrator, trial court and/or appellate court.

7.17 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada in force therein without regard to conflict-of-law rules or principles. A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, unless the context requires otherwise.

7.18 JURISDICTION AND VENUE. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of Nevada, County of Clark, or, if it has or can acquire jurisdiction, in the United States District Court for the unofficial southern District of Nevada, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. Nothing in this Agreement excludes the Seller from seeking injunctive and equitable relief in a court of competent jurisdiction.

7.19 GOOD FAITH, COOPERATION AND DUE DILIGENCE. The Parties hereto covenant, warrant and represent to each other to act with good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the Parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

7.20 REMEDIES. To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise and particular right or remedy will not limit any other right or remedy at law or in equity whether arising under this Agreement or applicable law.

7.21 UNDERSTANDING OF AGREEMENT. The Parties each acknowledge that they have fully read the contents of this Agreement and that they have had the opportunity to obtain the advice of counsel of their choice and for negotiation and amendment, and that they have full, complete and total comprehension of the provisions hereof and are in full agreement with each and every one of the terms, conditions and provisions of this Agreement. As such, the Parties agree to waive any and all rights to apply an interpretation of any and all terms, conditions or provisions hereof, including the rule of construction that such ambiguities are to be resolved against the drafter of this Agreement. For the purpose of this instrument, the Parties agree that ambiguities, if any, are to be resolved in the same manner as would have been the case had this instrument been jointly conceived and drafted.

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IN WITNESS WHEREOF the Parties have executed this Agreement with effect as of the Effective Date.

SELLER: BUYER:

CRACKPOT INC. /s/ Stephen White By: Stephen White Its: CEO, President	CUBED, INC. /s/ Doug Shinsato By: Doug Shinsato Its: CEO, President

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SCHEDULE 1

Intellectual Property

Patent / Trademark Application Serial No.	Patent Title / Trademark	Filing Date
61/845005	Engine, System and Method of Providing Interactive Content Delivery Management	July 11, 2013
61/903180	Systems and Method for Mobile Social Network Interactions	November 12, 2013
61/930448	System and Methods for Delivery Information and a Platform for Same	January 22, 2014
14/178367	Computer-Implemented Virtual Object for Managing Digital Content	February 12, 2014
14/178380	Multi-Dimensional Content Platform for a Network	February 12, 2014
14/178388	An Apparatus, System and Method for a Graphical User Interface for a Multi-Dimensional Networked Content Platform	February 12, 2014
14/178475	System and Method for Creating a Unique Media and Information Management Platform	February 12, 2014
14/206864	Multi-Dimensional Content Platform for a Network	March 12, 2014
85/743096	CUBE (Design)	October 1, 2012
85/743109	CRACKPOT CUBE	October 1, 2012
85/743114	CRACKPOT CULTURE	October 1, 2012
85/755893	YOUR VOICE. YOUR WORLD	October 16, 2012
86/120570	CRACK A CUBE	November 15, 2013
86/184918	CUBE	February 5, 2014
86/188690	GET CUBED	February 10, 2014
86/188691	GET CUBED (and design)	February 10, 2014
86/195868	CUBD	February 18, 2014
86/202254	HERE’S TO CLARITY OVER CLUTTER	February 24, 2014
86/204189	THUMBLOGGING	February 26, 2014
86/226735	MOBILE FIRST TECHNOLOGY	March 20, 2014
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SCHEDULE 2

Domain Names

1)	getcubed.com

2)	crackpotcube.com

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